EXHIBIT 99.1

TPT Global Tech's Secures $1.7M Debt Financing First Quarter 2019

SAN DIEGO, March 26, 2019/ -- TPT Global Tech (OTCQB:TPTW) is pleased to announce that TPT Global Tech, Inc. (the “Company”) consummated a Securities Purchase Agreement dated March 18, 2019 with Auctus Fund, LLC. (“Auctus”) for the purchase of a $600,000 Convertible Promissory Note (“Convertible Promissory Note”). The Convertible Promissory Note is due December 18, 2019, pays interest at the rate of 12% per annum and gives the holder the right from time to time, and at any time during the period beginning 180 days from the origination date or at the effective date of the registration of the underlying shares of common stock, which the holder has registration rights for, to convert all of the outstanding balance into common stock of the Company limited to 4.99% of the outstanding common stock of the Company. The conversion price is 50% multiplied by the average of the two lowest trading prices for the common stock during the previous 25 trading days prior to the applicable conversion date. The Convertible Promissory Note may be prepaid in full at 135% to 150% up to 180 days from origination.

As part of the transaction, Auctus was issued 2,000,000 warrants to purchase 2,000,000 common shares of the Company at 70% of the current market price. Current market price means the average of the three lowest trading prices for our common stock during the ten-trading day period ending on the latest complete trading day prior to the date of the respective exercise notice. However, if the registration statement described above is declared effective on or before June 11, 2019, then, while such Registration Statement is effective, the current market price shall mean the lowest volume weighted average price for our common stock during the ten-trading day period ending on the last complete trading day prior to the conversion date.

During the three months ended March 31, 2019, the Company has entered into agreements for approximately $1.7 million in debt funding of which $822,000 has been funded. $68,000 of this was recently funded in a convertible promissory note transaction with Geneva Roth Remark Holdings, Inc. for which the Company issued a Form 8-K dated March 19, 2019. Remaining unfunded amounts can only be funded at the approval of the third party debt holders.

This press release may contain "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, any statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are “forward looking statements”. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT's also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

 2